Exhibit 99.1

Webster Announces CFO Transition

Glenn MacInnes to Retire After 13 Years with Company

Company Initiates Search for Successor; MacInnes to Serve in the Role Until a New CFO is Appointed

STAMFORD, Conn., March 25, 2024 – Webster Financial Corporation (NYSE: WBS) (“Webster” or “the Company”), the holding company for Webster Bank, N.A. and its HSA Bank division, today announced that after 13 years with the Company, Glenn MacInnes intends to retire from his role as Executive Vice President and Chief Financial Officer (“CFO”). Mr. MacInnes will continue to serve as the Company’s CFO until a successor is appointed by Webster’s Board of Directors (“Board”) and will then serve in an advisory role to ensure a smooth transition.

“Glenn’s contributions as CFO have helped transform Webster into one of the best-performing regional banks in the nation. During his tenure, Glenn spearheaded several initiatives aimed at improving profitability and operational efficiency. As a result, today Webster is on strong financial footing and is well-positioned for long-term value creation as we continue helping clients achieve their goals,” said John Ciulla, Chairman and Chief Executive Officer of Webster Financial Corporation. “We have initiated a robust search process, looking at both external and internal candidates, to find Glenn’s successor.”

“On behalf of the Board, I thank Glenn for his service and dedication to Webster over the years and wish him all the best in his retirement,” said Richard O’Toole, Lead Independent Director and Chair of the Nominating and Corporate Governance Committee. “As we take the time needed to identify the right candidate as our next CFO, we appreciate Glenn’s willingness to continue in the role during this period.”

MacInnes said, “It has been an honor to work alongside such a talented group of people, and I am proud of all that we have accomplished together. When I first joined Webster in 2011, the Company had just begun a network transformation to reduce costs, overhaul branches, and focus more effort toward digital services. Today, Webster is a leading commercial bank with diverse businesses, a strong capital position and solid risk management framework that enables the Company to deliver for clients in all operating environments. I look forward to watching the Company’s continued success as it executes its strategic and financial initiatives and supporting the appointment and onboarding of a new CFO.”

As part of the comprehensive search process to identify the next CFO, the Company has retained Spencer Stuart, a leading executive search firm.

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About Webster

Webster Financial Corporation (NYSE:WBS) is the holding company for Webster Bank, N.A. and its HSA Bank division. Webster is a leading commercial bank in the Northeast that provides a wide range of digital and traditional financial solutions across three differentiated lines of business including: Commercial Banking, Consumer Banking and its HSA Bank division, one of the country’s largest providers of one of the country’s largest providers of employee benefits solutions. Headquartered in Stamford, CT, Webster is a values-driven organization with more than $70 billion in assets. Its core footprint spans the northeastern U.S. from New York to Massachusetts, with certain businesses operating in extended geographies. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

Media Contact:

Alice Ferreira, 203-578-2610

acferreira@websterbank.com

Investor Contact:

Emlen Harmon, 212-309-7646

eharmon@websterbank.com